NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Sues Qualcomm for Patent Infringement Seeking Damages and Injunctive Relief

ParkerVision to host conference call and web cast Thursday, July 21 at 8:30 a.m. Eastern

Jacksonville, Florida, July 20, 2011 -- ParkerVision, Inc. (NASDAQ: PRKR) announced today that it has commenced federal litigation against Qualcomm Incorporated (NASDAQ: QCOM) alleging that the San Diego-based company infringes seven ParkerVision patents.  These patents relate to radio-frequency (“RF”) receivers and the down-conversion of electromagnetic signals, a body of intellectual property (“IP”) that ParkerVision pioneered for creating direct conversion receivers.  The complaint further alleges that Qualcomm has utilized and continues to utilize devices, systems, or methods that directly or indirectly infringe upon one or more claims of these patents.

In the complaint filed today in the United States District Court for the Middle District of Florida, ParkerVision is seeking unspecified monetary damages from Qualcomm as well as a permanent injunction barring the manufacture and sale of Qualcomm's infringing devices.  The complaint accuses Qualcomm of objective recklessness in its infringing activity and seeks an award of exemplary damages, attorneys’ fees, and costs in bringing this action.

ParkerVision has invested over $200 million in its wireless technologies over the last fifteen years and has developed core IP in a number of areas in the field of wireless communications.  This lawsuit comes at a time when the industry requires higher performance receivers to accommodate multiple standards, next generation networks, smaller form factors, and increased power efficiency in mobile devices.

ParkerVision’s CTO, David Sorrells, commented, “ParkerVision’s IP preceded a shift in the mobile handset industry from the long tradition of superheterodyne to direct conversion receivers.  Our technology in the area of electromagnetic signal down-conversion, as applied to direct-conversion RF receivers, enables exceptional receiver performance in small, highly-integrated, and power-efficient form-factors.  Qualcomm’s products that incorporate our technology have enjoyed these benefits without recognizing or compensating ParkerVision’s innovations.”

“For years, ParkerVision has asserted that its technology represents a breakthrough in the wireless communications industry and has the potential to become a new industry standard,” said Jeffrey Parker, ParkerVision’s CEO and Chairman.   “We believe that ParkerVision’s IP is widely deployed in Qualcomm’s past, current, and next generation devices and we will vigorously pursue fair and adequate compensation.”

ParkerVision's IP portfolio today includes 118 issued U.S. patents and over 40 additional U.S. patent applications. The seven patents cited in the complaint collectively contain over 400 claims.

Conference Call

ParkerVision will host a live conference call on Thursday, July 21, at 8:30 a.m. Eastern time. To participate, dial 1-877-561-2750, approximately five minutes before the conference is scheduled to begin.  International callers should dial +763-416-8565. The conference may also be accessed by means of a live audio webcast on the Company’s website at www.parkervision.com.   The conference webcast will be archived and available for replay for 90 days from the date of broadcast.

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Florida.  For more information please visit www.parkervision.com.  (PRKR-G)

Safe Harbor Statement

This press release contains forward-looking information.  Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10K for the year ended December 31, 2010 and the Form 10Q for the quarter ended March 31, 2011. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

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